--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
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                                                      Estimated  average  burden
                                                      hours per response....10.4
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                      Metromedia International Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  7 1/4% Cumulative Convertible Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    591695200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 9, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               Page 1 of 49 Pages
                         Exhibit Index Found on Page 41

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 2 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 3 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 4 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 5 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            India
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 6 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management LLP
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United Kingdom
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 7 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Limited
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United Kingdom
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                               Page 8 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew J.M. Spokes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United Kingdom
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                               Page 9 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Nicolas Giauque
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            France
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 10 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Lars E. Bane
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Sweden
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 11 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Davide Leone
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Italy
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 12 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   11,700
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    11,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            11,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                              Page 13 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   108,800
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    108,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            108,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 14 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   84,200
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    84,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            84,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 15 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   6,600
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    6,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 16 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   19,400
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    19,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            19,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 17 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   2,700
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    2,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 18 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   84,029
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    84,029
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            84,029
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 19 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   225,131
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    225,131
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            225,131
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================



                              Page 20 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   317,429
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    317,429
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            317,429
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            7.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                              Page 21 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 22 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 23 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 24 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 25 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 26 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 27 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 28 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 29 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 30 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 31 of 49 Pages

                                       13G
===================
CUSIP No. 591695200
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   542,560
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    542,560
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            542,560
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 32 of 49 Pages

         Preliminary Note: As of September 9, 2005, certain of the Reporting Persons (as defined below) held Preferred Shares (as defined below) in an aggregate amount that exceeded 5% of the class of securities. As of February 2, 2006, certain of the Reporting Persons held Preferred Shares in an aggregate amount that exceeded 10% of the class of securities. As of the date of this filing, the Reporting Persons hold Preferred Shares in an aggregate amount equal to 13.2% of the class of securities.

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

             Metromedia International Group, Inc. (the "Company")

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             8000 Tower Point Drive, Charlotte, NC 28227

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to shares of 7 1/4% Cumulative Convertible Preferred Stock (the "Preferred Shares") of the Company. The CUSIP number of the Preferred Shares is 591695200.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Noonday US Sub-adviser Entities
         -----------------------------------

                  (i) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday US Sub-adviser"), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts;

                  (ii) Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday US Sub-adviser"), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts; and



---------------------
(1) The First Noonday US Sub-adviser and the Second Noonday US Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday US Sub-adviser and the Second Noonday US Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.





                              Page 33 of 49 Pages

                  (iii) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second
                           Noonday US Sub-adviser (the "Noonday US General Partner"), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

         The First Noonday US Sub-adviser, the Second Noonday US Sub-adviser and the Noonday US General Partner are together referred to herein as the "Noonday US Sub-adviser Entities."

         The Noonday US Managing Members
         -------------------------------

                  (iv) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner, with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

         Cohen and Mittal are referred to herein as the "Noonday US Individual Reporting Persons."

         The Noonday UK Sub-adviser Entities
         -----------------------------------

                  (v) Noonday Asset Management LLP, a limited liability partnership incorporated in the United Kingdom, which is a sub-investment adviser(2) to each of the Funds and the Managed Accounts (the "Noonday UK Sub-adviser"), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts; and

                  (vi) Noonday Capital Limited, a private company limited by shares organized in the United Kingdom, which is the senior managing member of the Noonday UK Sub-adviser (the "Noonday UK Senior Managing Member"), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

         The Noonday UK Sub-adviser and the Noonday UK Senior Managing Member are together referred to herein as the "Noonday UK Sub-adviser Entities."

         The Noonday UK Managing Members
         -------------------------------

                  (vii)    Andrew  J.M.  Spokes   ("Spokes"),   Nicolas  Giauque
                           ("Giauque"), Lars E. Bane ("Bane") and Davide Leone ("Leone"), the managing members of




---------------------
(2) The Noonday UK Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the Noonday UK Sub-adviser was granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.





                              Page 34 of 49 Pages
                           the Noonday UK Sub-adviser and, with respect to Spokes, the Chairman of the Noonday UK Senior Managing Member, with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

         Spokes, Giauque, Bane and Leone are referred to herein as the "Noonday UK Individual Reporting Persons."

         The Noonday Fund
         ----------------

                  (viii) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Preferred Shares held by it.

         The Farallon Funds
         ------------------

                  (ix) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Preferred Shares held by it;

                  (x) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Preferred Shares held by it;

                  (xi) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Preferred Shares held by it;

                  (xii)    Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Preferred Shares held by it;

                  (xiii)   Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership   ("Tinicum"),   with   respect   to  the
                           Preferred Shares held by it; and

                  (xiv) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Preferred Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                  (xv) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Preferred Shares held by certain accounts managed by the Management Company (the "Managed Accounts").




                              Page 35 of 49 Pages

         The Farallon General Partner
         ----------------------------

                  (xvi) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Preferred Shares held by each of the Funds.

         The Farallon Managing Members
         -----------------------------

                  (xvii) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Preferred Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William
                           F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer"), and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer, and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Farallon Individual Reporting Persons, the Noonday US Individual Reporting Persons and the Noonday UK Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Noonday US Sub-adviser Entities, the Noonday UK Sub-adviser Entities, the Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal, Spokes, Giauque, Bane and Leone is a citizen of the United States. Mittal, Spokes, Giauque, Bane and Leone are citizens of India, the United Kingdom, France, Sweden and Italy, respectively. The address of the principal business office of each of the Noonday US Sub-adviser Entities and the Noonday US Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The address of the principal business office of each of the Noonday UK Sub-adviser Entities and the Noonday UK Individual Reporting Persons is c/o Noonday Asset Management LLP, Burdett House, 15-16 Buckingham Street, London, WC2N6DU, United Kingdom. The address of the principal business office of each of the Funds, the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
240.13d-2(b)  or (c), Check Whether The Person Filing Is An Entity  Specified In
--------------------------------------------------------------------------------
(a) - (j):
----------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----





                              Page 36 of 49 Pages

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Preferred Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday US Sub-adviser, the Second Noonday US Sub-adviser and the Noonday UK Sub-adviser, as sub-investment advisers to the Funds and Managed Accounts, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday US General Partner, as general partner to the Second Noonday US Sub-adviser, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday US Individual Reporting Persons, as managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday UK Senior Managing Member, as the senior managing member of the Noonday UK Sub-adviser, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday UK Individual Reporting Persons, as managing members of the Noonday UK Sub-adviser and, with respect to Spokes, as Chairman of the Noonday UK Senior Managing Member, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. Each of the Noonday US Sub-adviser Entities, the Noonday UK Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Preferred Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.





                              Page 37 of 49 Pages

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired
         -------------------------------------------------------------------
         The Security Being Reported On By The Parent Holding Company
         ------------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                              Page 38 of 49 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 21, 2006



              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY CAPITAL, L.L.C.,
              On its own behalf and as the General Partner of
              NOONDAY ASSET MANAGEMENT, L.P.
              By Mark C. Wehrly, Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY G.P. (U.S.), L.L.C.
              By Mark C. Wehrly, Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY CAPITAL LIMITED,
              On its own behalf
              and as the Senior Managing Member of
              NOONDAY ASSET MANAGEMENT LLP
              By Mark C. Wehrly, Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf,
              as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
              FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.,
              and as the Managing Member of
              NOONDAY CAPITAL PARTNERS, L.L.C.
              By Mark C. Wehrly, Managing Member





                               Page 39 of 49 Pages

              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON CAPITAL MANAGEMENT, L.L.C.
              By Mark C. Wehrly, Managing Member


              /s/ Mark C. Wehrly
              ----------------------------------------
              Mark C. Wehrly, individually and as attorney-in-fact for
              each of Lars E. Bane, David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Nicolas Giauque, Monica R. Landry, Davide Leone, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes and Thomas F. Steyer

         The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Wehrly to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Noonday Asset Management LLP, Noonday Capital Limited, Spokes, Giauque, Bane and Leone authorizing Wehrly to sign and file this Schedule 13G on each person's behalf are filed as Exhibits 2
- 7 hereto and are hereby incorporated by reference.




                              Page 40 of 49 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                           Joint Acquisition Statement Pursuant to
                                    Section 240.13d-1(k)
EXHIBIT 2                           Power of Attorney of Noonday Asset
                                    Management LLP
EXHIBIT 3                           Power of Attorney of Noonday Capital Limited
EXHIBIT 4                           Power of Attorney of Andrew J.M. Spokes
EXHIBIT 5                           Power of Attorney of Nicolas Giauque
EXHIBIT 6                           Power of Attorney of Lars E. Bane
EXHIBIT 7                           Power of Attorney of Davide Leone















                              Page 41 of 49 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  August 21, 2006

              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY CAPITAL, L.L.C.,
              On its own behalf and as the General Partner of
              NOONDAY ASSET MANAGEMENT, L.P.
              By Mark C. Wehrly, Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY G.P. (U.S.), L.L.C.
              By Mark C. Wehrly, Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY CAPITAL LIMITED,
              On its own behalf
              and as the Senior Managing Member of
              NOONDAY ASSET MANAGEMENT LLP
              By Mark C. Wehrly, Attorney-in-fact




                              Page 42 of 49 Pages

              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf,
              as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
              FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.,
              and as the Managing Member of
              NOONDAY CAPITAL PARTNERS, L.L.C.
              By Mark C. Wehrly, Managing Member


              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON CAPITAL MANAGEMENT, L.L.C.
              By Mark C. Wehrly, Managing Member


              /s/ Mark C. Wehrly
              ----------------------------------------
              Mark C. Wehrly, individually and as attorney-in-fact for
              each of Lars E. Bane, David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Nicolas Giauque, Monica R. Landry, Davide Leone, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes and Thomas F. Steyer





                              Page 43 of 49 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G


                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly its true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D,
Schedule 13G, any amendments thereto or any related documentation which may be required to be filed or executed in its capacity as sub-adviser to certain accounts managed by Farallon Capital Management, L.L.C. and certain partnerships and limited liability companies for which Farallon Partners, L.L.C. serves as the general partner and the managing member, respectively, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which it might or could do, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: August 8, 2006                              NOONDAY ASSET MANAGEMENT LLP

                                                  By: Noonday Capital Limited,
                                                      its Senior Managing Member


                                                  /s/ Andrew J.M. Spokes
                                                  ------------------------------
                                                  Name: Andrew J.M. Spokes
                                                  Title: Authorized Signatory



                              Page 44 of 49 Pages

                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly its true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D,
Schedule 13G, any amendments thereto or any related documentation which may be required to be filed or executed in its capacity as senior managing member of Noonday Asset Management LLP, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which it might or could do, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: August 8, 2006                                 NOONDAY CAPITAL LIMITED


                                                     /s/ Andrew J.M. Spokes
                                                     ---------------------------
                                                     Name: Andrew J.M. Spokes
                                                     Title: Authorized Signatory





                              Page 45 of 49 Pages

                                                                       EXHIBIT 4
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D,
Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a managing member of Noonday Asset Management LLP and the chairman of Noonday Capital Limited, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: August 8, 2006

                                                        /s/ Andrew J.M. Spokes
                                                        ------------------------
                                                        Name: Andrew J.M. Spokes





                              Page 46 of 49 Pages

                                                                       EXHIBIT 5
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D,
Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a managing member of Noonday Asset Management LLP, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: August 14, 2006

                                                     /s/ Nicolas Giauque
                                                     -------------------------
                                                     Name: Nicolas Giauque




                              Page 47 of 49 Pages

                                                                       EXHIBIT 6
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D,
Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a managing member of Noonday Asset Management LLP, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: August 8, 2006

                                                     /s/ Lars E. Bane
                                                     ---------------------------
                                                     Name: Lars E. Bane





                              Page 48 of 49 Pages

                                                                       EXHIBIT 7
                                                                              to
                                                                    SCHEDULE 13G



                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D,
Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a managing member of Noonday Asset Management LLP, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: August 8, 2006

                                                     /s/ Davide Leone
                                                     ---------------------------
                                                     Name: Davide Leone



                              Page 49 of 49 Pages